PROSPECTUS SUPPLEMENT                   Filed Pursuant to Rule 424(b)(2) and (c)
(To Prospectus dated January 30, 1998 and
Prospecuts Supplement dated February 25, 1998)        Registration No. 333-44029
                                                                 October 5, 1998

   THIS PROSPECTUS SUPPLEMENT RELATES TO AN EFFECTIVE REGISTRATION STATEMENT
              UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND IS
                       SUBJECT TO COMPLETION OR AMENDMENT.


                                 RES-CARE, INC.

                                  $109,360,000

                   6% CONVERTIBLE SUBORDINATED NOTES DUE 2004

                                       AND

                             SHARES OF COMMON STOCK

                        ISSUABLE UPON CONVERSION THEREOF
                                 _______________

     This Prospectus Supplement covers the resale by the listed parties designated under the notation Selling Securityholders on pages 1 through 4 hereof (the "Selling Securityholders"), of up to the aggregate principal amount of 6% Convertible Subordinated Notes Due 2004 (the "Notes") of Res-Care, Inc., a Kentucky corporation (the "Company"), and the resale of shares of Common Stock, no par value per share (the "Common Stock") of the Company issuable upon the conversion thereof (the "Conversion Shares") set forth opposite such Selling Securityholder's name on the Selling Securityholders Table on pages 1 through 4 hereof. The Notes, together with the Conversion Shares were registered pursuant to Registration No. 333-44029. This Prospectus Supplement should be read in conjunction with the prospectus, dated January 30, 1998 as supplemented February 25, 1998 (the "Prospectus"), to be delivered with this Prospectus Supplement. All capitalized terms used but not defined in this Prospectus Supplement shall have the meanings given them in the Prospectus.

     Based on information provided to the Company, the total principal amount of Notes held by the additional listed Selling Securityholders included in this Prospectus Supplement is $300,000. Additional Selling Securityholders or other information concerning the Selling Securityholders may be set forth from time to time in additional prospectus supplements.

     The Notes are convertible at the option of the holder into shares of Common Stock of the Company following the date of initial issuance thereof and prior to maturity, unless previously redeemed or repurchased, at the initial conversion price of $28.2125 per share (equivalent to a conversion rate of 38.7630 shares per $1,000 principal amount of Notes and representing in the aggregate 3,876,296 shares), subject to adjustment in certain events. Pursuant to a 3-for-2 stock split, payable to shareholders of record at the close of business on May 22, 1998, the conversion price as adjusted is $18.8083 per share (equivalent to a conversion rate of $53.1680 shares per $1,000 principal amount of Notes and representing in the aggregate 5,814,454 shares). Interest on the Notes is payable semi-annually on June 1 and December 1 of each year, commencing June 1, 1998.

     The Notes are not redeemable by the Company until December 5, 2000. Thereafter, the Notes will be redeemable, at any time, upon not less than 30 nor more than 60 days notice at the option of the Company, in whole or in part, at the redemption prices set forth herein, plus accrued interest. Upon a Repurchase Event (as defined), each holder of the Notes may require the Company to repurchase all or a portion of such holder's Notes at 100% of the principal amount thereof, together with accrued and unpaid interest to the repurchase date. The Notes are unsecured and subordinated in right of payment in full to all existing and future Senior Indebtedness (as defined) of the Company. See "Description of the Notes."

     The Notes were originally issued by the Company in a private placement on November 21, 1997 to the Initial Purchasers (as defined) and were simultaneously sold by the Initial Purchasers in transactions exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), in the United States to persons reasonably believed to be "qualified institutional buyers" as defined in Rule 144A under the Securities Act and in offshore transactions to persons outside of the United States in reliance on Regulation S under the Securities Act.

     The Selling Securityholders may offer Notes or Conversion Shares from time to time to purchasers directly or through underwriters, dealers or agents. Such Notes or Conversion Shares may be sold at market prices prevailing at the time of sale or at negotiated prices. Each Selling Securityholder will be responsible for payment of any and all commissions to brokers, which will be negotiated on an individual basis.

     The Notes have been designated for trading on the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market. The Common
Stock is quoted on the Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "RSCR." On October 2, 1998, the last reported sale price of the Common Stock as reported on Nasdaq was $17.25 per share. The Conversion Shares have been approved for quotation on the Nasdaq National Market. For a description of certain federal income tax consequences to the holders of the Notes, see "Certain Federal Income Tax Consequences."

     The Company will not receive any of the proceeds from the sale of any Notes or Conversion Shares by the Selling Securityholders. Expenses of preparing and filing the registration statement to which this Prospectus relates and all post-effective amendments will be borne by the Company. See "Plan of Distribution" for a description of the indemnification arrangements between the Company and the Selling Securityholders.
                                 _______________

     The  information  in  the  table  appearing  under  the  heading   "Selling
Securityholders" in the Prospectus is superseded by the information appearing in the table below:

         (Previously listed Selling Securityholders)

                                                      PERCENTAGE      NUMBER OF                        PERCENTAGE OF
                                         PRINCIPAL     OF TOTAL      CONVERSION      PERCENTAGE OF     TOTAL VOTING
                                         AMOUNT OF    OUTSTANDING    SHARES THAT      COMMON STOCK     POWER AFTER
               NAME                     NOTES OWNED      NOTES      MAY BE SOLD(1)   OUTSTANDING(2)    CONVERSION(3)


Natwest Securities Limited             $ 11,750,000       10.74%      624,724            3.22%              3.22%

Shepherd Investments                      9,250,000       8.46        491,804            2.55               2.55
International Ltd.

Bankers Trust International               7,500,000       6.86        398,760            2.08               2.08

CFW-C, L.P.                               5,500,000       5.03        292,424            1.53               1.53

Argent Classic Convertible                5,400,000       4.94        287,107            1.51               1.51

Arbitrage Fund (Bermuda), L.P.

Froley Revy Investment Co. Inc.           3,500,000       3.20        186,088             *                   *

Account:  State of Oregon/ SAIF
Corporation

Forest Fulcrum Fd, LP                     3,125,000       2.86        166,150             *                   *

Forest Global Convert Ser A-5             2,775,000       2.54        147,541             *                   *

R2 Investments, LDC                       2,450,000       2.24        130,261             *                   *

AIM Balanced Fund                         2,000,000       1.83        106,336             *                   *

Commonwealth Life Insurance               2,000,000       1.83        106,336             *                   *
Company (Teamsters - Camden
Non-Enhanced)

Black Diamond Partners, L.P.              1,852,000       1.69         98,467             *                   *

Black Diamond Ltd.                        1,801,000       1.65         95,755             *                   *

Lincoln National Convertible              1,715,000       1.57         91,183             *                   *
Securities Fund

State Board of Administration of          1,500,000       1.37         79,752             *                   *
Florida

Goldman, Sachs & Co.                      1,500,000       1.37         79,752             *                   *



                                                       PERCENTAGE          NUMBER OF        PERCENTAGE     PERCENTAGE OF
                                     PRINCIPAL          OF TOTAL          CONVERSION        OF COMMON      TOTAL VOTING
                                     AMOUNT OF         OUTSTANDING        SHARES THAT         STOCK         POWER AFTER
        NAME                        NOTES OWNED           NOTES          MAY BE SOLD(1)   OUTSTANDING(2)   CONVERSION(3)


Hudson River Trust Growth &         1,150,000             1.05              61,143              *               *
Income Account

Equitable Life Assurance            1,150,000             1.05              61,143              *               *
Separate Account Convertibles

Hudson River Trust Balanced         1,095,000             1.00              58,218              *               *
Account

Argent Classic Convertible          1,000,000              *                53,168              *               *
Arbitrage Fund, L.P.

Pennsylvania Power & Light Co.      1,000,000              *                53,168              *               *
Retirement Plan

Swiss Bank Corporation - London     1,000,000              *                53,168              *               *
Branch (4)

Stark International                 1,000,000              *                53,168              *               *

Memphis Light, Gas & Water            980,000              *                52,104              *               *
Retirement Fund

Hudson River Trust Growth             820,000              *                43,597              *               *
Investors

KA Management Ltd.                    570,000              *                30,305              *               *

Weirton Trust                         510,000              *                27,115              *               *

CPR (USA)                             500,000              *                26,584              *               *

TQA Vantage Fund, Ltd.                500,000              *                26,584              *               *

Dr. Scholl Foundation                 450,000              *                23,925              *               *

KA Trading L.P.                       430,000              *                22,862              *               *

Libertyview Plus Fund                 400,000              *                21,267              *               *

Forest Performance Fund               300,000              *                15,950              *               *



                                                         PERCENTAGE        NUMBER OF         PERCENTAGE        PERCENTAGE OF
                                          PRINCIPAL       OF TOTAL        CONVERSION         OF COMMON         TOTAL VOTING
                                          AMOUNT OF      OUTSTANDING      SHARES THAT          STOCK           POWER AFTER
            NAME                         NOTES OWNED        NOTES        MAY BE SOLD(1)    OUTSTANDING(2)      CONVERSION(3)

Fox Family Portfolio Partnership           300,000            *             15,950               *                   *

TQA Leverage Fund, L.P.                    300,000            *             15,950               *                   *

Forest Global Convert Ser B-1              275,000            *             14,621               *                   *

The Frist Foundation                       255,000            *             13,557               *                   *

TQA Vantage Plus, Ltd.                     200,000            *             10,633               *                   *

Walker Art Center                          195,000            *             10,367               *                   *

Forest Global Convert Ser B-3              175,000            *              9,304               *                   *

LLT Limited (5)                            175,000            *              9,304               *                   *

Highbridge Capital Corp.                   160,000            *              8,506               *                   *

Forest Convertible Opportunity             150,000            *              7,975               *                   *
Fund

Forest Global Convert Ser B-2              125,000            *              6,646               *                   *

Fox Family Foundation                      125,000            *              6,646               *                   *

Forest Global Convert Ser B-5              100,000            *              5,316               *                   *

Goldman, Sachs & Co. Employee              100,000            *              5,316               *                   *
Benefit Plan

Libertyview Fund LLC                       100,000            *              5,316               *                   *

United National Insurance                   80,000            *              4,253               *                   *

Forest Performance Greyhound                75,000            *              3,987               *                   *

David Lipscomb University                   65,000            *              3,455               *                   *
General Endowment

Forest Global Convert Ser A-1               50,000            *              2,658               *                   *


Selling Securityholders added by Prospectus Supplement dated February 25, 1998)


                                                         PERCENTAGE      NUMBER OF        PERCENTAGE      PERCENTAGE OF
                                        PRINCIPAL         OF TOTAL      CONVERSION        OF COMMON       TOTAL VOTING
                                        AMOUNT OF       OUTSTANDING     SHARES THAT         STOCK          POWER AFTER
           NAME                        NOTES OWNED         NOTES       MAY BE SOLD(1)   OUTSTANDING(2)    CONVERSION(3)


Merrill Lynch International Ltd.       $6,000,000          5.49           319,008           1.67%              1.67%

BNP Arbitrage SNC (6)                   4,000,000          3.66           212,672           1.12               1.12

NationsBanc Montgomery                  4,000,000          3.66           212,672           1.12               1.12
Securities LLC (7)

Donaldson, Lufkin & Jenerette           2,000,000          1.83           106,336            *                  *
Securities Corp.

Bankers Trust International             1,200,000          1.10            63,801            *                  *

NHBD L.P.                               1,000,000           *              53,168            *                  *

Argent Classic Convertible                750,000           *              39,876            *                  *
Arbitrage Fund (Bermuda), L.P.

Colonial Penn Life Insurance Co.          750,000           *              39,876            *                  *

Gleneagles Fund Company                   400,000           *              21,267            *                  *

Palladin Overseas Funds Ltd.              350,000           *              18,608            *                  *

Worldwide Transactions Limited            187,000           *               9,942            *                  *

Hudson River Trust Growth &               170,000           *               9,038            *                  *
Income Account

(Selling Securityholders added by this Prospectus Supplement)

Associated Electric & Gas                 300,000           *              15,950            *                  *
Insurance Services Limited

 _________________
    *  Less than 1%.
     (1) Assumes conversion of the full amount of Notes held by such holder at the adjusted conversion price of $18.8083 per share; such conversion price is subject to further adjustment as described under "Description of the Notes-- Conversion." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.

     (2) Computed in accordance with Rule 13d-3(d)(1) promulgated under the Exchange Act and based upon 18,769,111 shares of Common Stock outstanding as of July 31, 1998, treating as outstanding the number of Conversion Shares shown as being issuable upon the assumed conversion by the named holder of the full amount of such holder's Notes but not assuming the conversion of the Notes of any other holder. Includes Common Stock, if any, beneficially owned by the holder other than the Conversion Shares.

     (3) The percentage of total voting power after conversion represents the percentage of the voting power each stockholder will have after the conversion based upon 18,769,111 shares of Common Stock outstanding as of July 31, 1998 treating as outstanding the number of Conversion Shares as being issuable upon the assumed conversion by the named holder of the full amount of such holder's Notes but not assuming the conversion of the Notes of any other holder. Includes Common Stock, if any, beneficially owned by the holder other than the Conversion Shares.

     (4) SBC Warburg Dillon Read Inc. acts as investment advisor for Swiss Bank Corporation - London Branch.

     (5) With respect to the principal amount of notes owned, LLT Limited shares beneficial ownership and investment power with Forest Investment Management, L.P.

     (6) BNP Arbitrage SNC owns 5,500 shares of the Company's Common Stock.

     (7) NationsBanc Montgomery Securities LLC participated in the completion of a follow on offering of the Company's Common Stock in April 1997 and the placement of the Notes described herein.


     None of the Selling Securityholders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates except as described above. Because the Selling Securityholders may, pursuant to this Prospectus, offer all or some portion of the Notes or the Conversion Shares, no estimate can be given as to the amount of the Notes or the Conversion Shares that will be held by the Selling Securityholders upon termination of any such sales. In addition, the Selling Securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Notes, in transactions exempt from the registration requirements of the Securities Act, since the date on which they provided the information regarding their Notes. Information regarding changes with respect to the Selling Securityholders will be set forth in additional supplements to the Prospectus if and when necessary. See "Plan of Distribution."

     SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THE PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE NOTES AND THE COMMON STOCK OFFERED HEREBY.


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
    THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                 _______________

            The date of this Prospectus Supplement is October 5,1998